EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES REGIONAL REALIGNMENT, EXECUTIVE APPOINTMENT, AND CLOSING OF SOUTH TEXAS ACQUISITION

DENVER, June 14, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today announces the realignment of its Greater Gulf Coast region and the appointment of Lehman E. (Newt) Newton III as Vice President – Regional Manager of the Permian region. St. Mary also announces that it has closed on a $29.5 million acquisition in South Texas.

REGIONAL RESTRUCTURING AND EXECUTIVE APPOINTMENT

St. Mary today announces the Greater Gulf Coast region which had previously overseen the Company’s Gulf Coast and Permian operations will be split into two separately managed regions. The Company’s Permian Basin assets will be managed out of the Midland, Texas office which was opened in February of this year following the acquisition of the Sweetie Peck assets last December. The remaining onshore Texas, Gulf Coast, and Gulf of Mexico assets will be managed by the Houston office.

Newt Newton has been appointed Vice President – Regional Manager of the Permian region. Jerry Schuyler, Senior Vice President – Regional Manager of the Greater Gulf Coast region, left the company earlier this month to pursue other professional interests. The Company has begun the process of searching for a new regional manager for the Gulf Coast region.

Mr. Newton most recently served as General Manager of the Company’s Midland office, which he helped open in February 2007. He began his career in 1979 with ARCO, and held positions of increasing responsibility in engineering, operations, and business development through 2000. Mr. Newton then founded and subsequently sold a private exploration and development company focused on the Permian Basin. He also worked for PURE Resources, a subsidiary of Unocal, as well as its successor owner Chevron. He has a degree in chemical engineering from Texas Tech University and is a registered professional engineer.

SOUTH TEXAS ACQUISITION

St. Mary also announces today it closed on a South Texas acquisition on June 1, 2007. The acquired assets target the Olmos shallow gas formation and are located in the Catarina Field in Webb and Dimmit Counties, Texas.

Highlights of the transaction include the following:

•	Purchase price of $29.5 million to be funded with cash on hand and bank borrowings under the Company’s existing credit facility.

•	100 percent operated, with an average working interest of 30.0 percent and net revenue interest of 22.5 percent.

•	Estimated net unrisked proved reserves of 14.0 BCFE (99 percent natural gas), 65 percent of which are proved developed.

•	Current net production of 2.9 MMcfe/d (98 percent natural gas). The acquisition is expected to contribute approximately 600 MMcfe of production in 2007.

At this time, the Company is not changing the previously issued production guidance for the second quarter or full year of 2007 contained in the press release issued by the Company dated May 3, 2007.

Tony Best, President and CEO, commented, “With operated activity ramping up in the Permian Basin and the addition of these South Texas assets in the Gulf Coast region, we felt this was the right time to split the region into two separate operating areas. Newt brings an incredible amount of Permian Basin knowledge and experience to St. Mary and we are excited to have him manage the assets in this new region. With respect to the announced acquisition, onshore South Texas is an area that we have been looking to enter for a number of years. We are entering the play at an attractive cost and believe that this acquisition gives us a foundation for growth in the region.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, unsuccessful exploration and development drilling, the imprecise nature of estimating oil and natural gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-13

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